NOBILITY HOMES, INC. ANNOUNCES SELECTION OF INVESTMENT BANKING FIRM TO EXPLORE STRATEGIC ALTERNATIVES

Ocala, FL…October 10, 2006 — Nobility Homes, Inc. (NASDAQ: NOBH) announced today that a special committee of its independent members of the Board of Directors has selected the investment banking firm of Savvian Advisors to assist the committee in exploring strategic alternatives available for the company. Savvian Advisors (www.savvian.com) is a nationally recognized investment banking firm focused on providing advisory services to leading middle market companies.

The company previously reported that primarily as a result of the increasing costs related to Sarbanes-Oxley 404 compliance and other costs of being a public company, the Board of Directors approved the hiring of an investment banking firm to explore available strategic alternatives. Savvian Advisors is expected to begin its analysis October 11, 2006 and report to the special committee on available alternatives.

Nobility President, Terry Trexler, noted that acceptable available alternatives, such as a sale of the company, will depend on many factors and that the special committee’s engagement of Savvian Advisors may not necessarily result in the consummation of a strategic transaction.

Nobility Homes, Inc. has specialized for the past 39 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With 19 company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.